Exhibit 4.6

EXECUTION VERSION

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of April 4th, 2016 (the “Supplemental Indenture”), is among CIFC Corp., a Delaware corporation (the “Issuer”); CIFC Holdings I LLC, a Delaware limited liability company, CIFC Holdings II Sub LLC, a Delaware limited liability company, and CIFC Holdings III Sub LLC, a Delaware limited liability company (each a “Guaranteeing Subsidiary” and, collectively, the “Guaranteeing Subsidiaries”); and U.S. Bank National Association, as Trustee (“Trustee”).

RECITALS

WHEREAS, the Issuer and certain of its subsidiaries have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of November 2, 2015, providing for the issuance of 8.50% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, Section 4.19 of the Indenture provides that if any person becomes a Restricted Entity, following the Proposed PTP Conversion, the PTP Parent will, subject to certain exceptions, cause those Restricted Entities to become Guarantors by executing a supplemental indenture;

WHEREAS, the Issuer proposes to enter into this Supplemental Indenture to amend the Indenture by adding the Guaranteeing Subsidiaries as Guarantors of the Notes pursuant to the Indenture (the “Amendment”);

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer and the Trustee may amend or supplement the Indenture and the Notes as contemplated by this Supplemental Indenture;

WHEREAS, the Issuer has done all things necessary or advisable to make this Supplemental Indenture a valid agreement of the Issuer in accordance with the terms of the Indenture and has satisfied all other conditions required under Article 9 of the Indenture;

WHEREAS, pursuant to Section 9.6, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendment, the Issuer and the Guaranteeing Subsidiaries agree with the Trustee as follows:

1.                                      Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      Agreement to Guarantee.  The Guaranteeing Subsidiaries hereby agree to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article XI thereof.

3.                                      No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Issuer or any Guaranteeing Subsidiary, as such, will have any liability for any obligations of the Issuer or the Guaranteeing Subsidiaries or other Guarantors under the Notes, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for the issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

4.                                      NEW YORK LAW TO GOVERN.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The parties to this Supplemental Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to this Supplemental Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing herein shall affect the right of the Trustee or any Holder of the Notes to serve process in any manner permitted by law. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SUPPLEMENTAL INDENTURE.

5.                                      Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.                                      Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

8.                                      The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficient of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guaranteeing Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

CIFC CORP.

By:	/s/ Julian Weldon
	Name:	Julian Weldon
	Title:	General Counsel, Chief Compliance
Officer and Head of Corporate Strategy

CIFC HOLDINGS I LLC

By:	CIFC LLC, its sole member

By:	/s/ Julian Weldon
	Name:	Julian Weldon
	Title:	General Counsel, Chief Compliance
Officer and Head of Corporate Strategy

CIFC HOLDINGS II SUB LLC

By:	CIFC HOLDINGS II LLC, its managing member

By:	/s/ Julian Weldon
	Name:	Julian Weldon
	Title:	General Counsel, Chief Compliance
Officer and Secretary

CIFC HOLDINGS III SUB LLC

By:	CIFC HOLDINGS III LLC, its managing member

By:	/s/ Julian Weldon
	Name:	Julian Weldon
	Title:	General Counsel, Chief Compliance
Officer and Secretary

[Signature Page to Supplemental Indenture]

US BANK NATIONAL ASSOCIATION

By:	/s/ Karen R. Beard
Name: Karen R. Beard
Title: Vice President

[Signature Page to Supplemental Indenture]